EXHIBIT 8

List of Subsidiaries

Name of Subsidiary	Country of Incorporation
Aerospace Investments, Limited	Bahamas
Aerotaxis La Costeña, S.A.	Nicaragua
Avianca – Ecuador S.A.	Ecuador
Aerovias del Continente Americano, S.A. Avianca	Colombia
Aeronversiones de Honduras S.A.	Honduras
Avianca Costa Rica S.A.	Costa Rica
Avianca Leasing, LLC	USA
Avianca Inc.	USA
AV Loyalty Bermuda Ltd.	Bermuda
Avianca Peru S.A.	Peru
Aviateca S.A.	Guatemala
Aviation Leasing Services, Investments (ALS), S.A.	Panama
Grupo Taca Holdings, Limited	Bahamas
Inversiones Aereas Inca S.A.C.	Peru
Intercontinental Equipment Corp. Ltd.	Bahamas
Isleña de Inversiones, S.A. de C.V.	Honduras
Inversiones del Caribe S.A.	Honduras
Latin Airways Corp.	Panamá
LifeMiles Limited	Bermuda
Little Plane, Limited	Bahamas
Little Plane Six, Limited	Bahamas
Nicaragüense de Aviación, S.A.	Nicaragua
Ronair N.V.	Curaçao
Servicios Aéreos Nacionales S.A.	Costa Rica
Southern Equipment Corp. Ltd.	Bahamas
Taca de Honduras S.A.	Honduras
Taca International Airlines, S.A.	El Salvador
Taca S.A.	Panama
Tampa Cargo S.A.S.	Colombia
Tampa Inter Holding B.V.	Netherlands
Tampa Cargo Logistics, Inc.	USA
Technical & Training Services, S.A. de C.V.	El Salvador
Turboprop Leasing Company, Limited	Bahamas
Turbo Aviation Three S.A.	Panamá
Vu-Marsat S.A.	Costa Rica